Exhibit 99.3

BANK OF ASTORIA

AMENDED AND RESTATED COMBINED INCENTIVE AND

NON-QUALIFIED STOCK OPTION PLAN

1. Purpose.

The purpose of the Bank of Astoria Combined Incentive and Non-Qualified Stock Option Plan (the “Plan”) is to strengthen Bank of Astoria (the “Bank”) and those corporations which are or may hereafter become subsidiaries (the “Subsidiaries”) by providing to Eligible Plan Participants (as defined below) added incentive for high levels of performance and for unusual efforts to increase the earnings of the Bank and any Subsidiaries. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such persons may purchase shares of the common stock (the “Common Stock”) of the Bank pursuant to stock options (the “Stock Options”) granted in accordance with this Plan.

Stock Options granted pursuant to this Plan are intended to be either Incentive Stock Options or Non-Qualified Stock Options (defined below) as shall be designated by the Board of Directors upon the grant of each Stock Option hereunder.

2. Definitions.

The terms defined in this Section 2 shall have the following meanings, unless the context otherwise requires.

(a) Common Stock shall mean shares of the Bank’s common stock, subject to adjustment pursuant to Section 15, “Adjustment Upon Changes in Capitalization,” hereunder.

(b) Bank shall mean Bank of Astoria, an Oregon banking corporation.

(c) Committee shall mean the Board of Directors as a committee of the whole or any committee appointed by the Board of Directors and to which is delegated the authority of the Board of Directors under this Plan, all as anticipated by Section 3.

(d) Eligible Plan Participants shall mean all full-time salaried officers and employees of the Bank or any Subsidiary.

(e) Fair Market Value shall mean as of any day

(i) The fair market value of a share of the Bank’s common stock is the last sale price reported by NASDAQ on the business day immediately preceding the date as of which fair market value is being determined or, if there were no sales of shares of the Bank’s common stock reported by Nasdaq on such day, on the most recently preceding day on which there were sales, or

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(ii) if the shares of the Bank’s stock are not listed or admitted to trading on Nasdaq on the day as of which the determination is made, the amount determined by the Board of Directors to be the fair market value of a share on such day.

(f) Incentive Stock Option shall mean a Stock Option which is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(g) Mature Stock shall mean shares of the Bank’s common stock which have been owned by the Optionee without a substantial risk of forfeiture (within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder) for at least six months (or such longer period as the Financial Accounting Standards Board may subsequently determine to be required to avoid variable plan accounting treatment for the Plan and options granted in accordance with it).

(h) Non-Employee Director shall mean a director who:

(i) Is not currently an officer of the Bank or a parent or subsidiary of the Bank, or otherwise currently employed by the Bank or a parent or subsidiary of the Bank;

(ii) Does not receive compensation, either directly or indirectly, from the Bank or a parent or subsidiary of the Bank, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) or regulation S-K;

(iii) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

(iv) Is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

(i) Non-Qualified Stock Option shall mean a Stock Option which does not qualify as an Incentive Stock Option.

(j) Option Share shall mean Common Stock covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

(k) Optionee shall mean any Eligible Plan Participant to whom a Stock Option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

(l) Plan shall mean the Bank of Astoria Combine Incentive and Non-Qualified Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

(m) Stock Option shall mean the right to purchase Common Stock under this Plan in a specified number of shares, at a price and upon the terms and conditions determined by the Board of Directors. The maximum term of each option granted shall be 10 years from date of grant.

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(n) Withholding Taxes shall mean all income taxes, FICA, FUTA, or similar employment taxes and any other taxes or assessments payable by the Bank as the result of an exercise of the Option.

3. Administration.

(a) The Committee. The Plan shall be administered by the Board of Directors directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting solely of at least three Non-Employee Directors. All references in the Plan to the “Committee” shall refer to such separate Committee, if any is established, or if none is then in existence, shall refer to the Board of Directors as a whole. Once appointed, any such Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused provided, however, that all existing members shall continue to be and any new members shall be, Non-Employee Directors. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

Members of the Committee who are either eligible for Options or who have been granted Options shall not be counted for purposes in determining the existence of a quorum at any meetings of the Committee and shall not be eligible to vote on any matters before the Board respecting the granting of Options or administration of the Plan.

At least annually, the Committee shall present a written report to the Board indicating the Directors to whom Options have been granted since the date of the last such report, and in each case the date or dates of Options granted, the number of shares optioned, and the Option price per share.

At all times, the Board shall have the power to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole.

(b) Powers of the Committee. Subject to all provisions and limitations of the Plan and consistent with any requirements of Rule 16b-3 of the Securities and Exchange Commission, the Committee shall have the authority and discretion:

(i) to determine the then Fair Market Value per Share for the shares of each Option as of the time the Option is granted under the Plan;

(ii) to determine the then Fair Market Value per Share for the shares of Common Stock as of the time such shares are issued pursuant to each Option;

(iii) to modify or amend the terms of any Option previously granted, subject to the provisions of Section 17 of the Plan;

(iv) to interpret the Plan;

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(v) to authorize any person or persons to execute and deliver Option agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Options;

(vi) to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

(vii) to authorize any one or more of their number or the Secretary or any other officer of the Bank to execute and deliver documents on behalf of the Committee. The Board hereby authorizes the Secretary to execute and deliver all documents to be delivered by the Committee pursuant to the Plan.

All actions of the Committee shall be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting thereof.

All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Participants and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

4. Participation.

All full-time salaried officers and employees of the Bank and its Subsidiaries shall be eligible for selection to receive both Incentive and Non-Qualified Stock Options. Subject to the express provisions of the Plan, the Board of Directors shall select from the eligible class and determine the individuals to whom Stock Options shall be granted, whether such Stock Options shall be Incentive or Non-Qualified Stock Options, and the terms and provisions of the respective Stock Option Agreements (which need not be identical), the times at which such Stock Options shall be granted, and the number of shares subject to each Stock Option. An individual who has been granted a Stock Option may, if such individual is otherwise eligible, be granted additional Stock Options if the Board of Directors shall so determine. However, no Stock Options may be granted to any individual who, immediately before the option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Bank (whether acquired upon exercise of options or otherwise), unless: (i) with regard to Incentive Stock Options, the option is not exercisable by its terms after five (5) years from the date of its grant and the option price is at least one hundred ten percent (110%) of the Fair Market Value (at the time the option is granted) of the stock subject to option; or (ii) with regard to Non-Qualified Stock Options, the option price is at least one hundred ten percent (110%) of the Fair Market Value (at the time the option is granted) of the stock subject to option. For this purpose, shares of stock subject to options may be considered beneficially owned by an optionee but are not treated as outstanding stock of the Bank.

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The Board of Directors shall determine the individuals who shall receive Stock Options and the terms and provisions of the Stock Options, and shall grant such Options to such individuals.

5. Shares Subject to the Plan.

Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options, whether Incentive or Non-Qualified Stock Options, granted under this Plan is limited to two hundred thousand (200,000) shares.

If a Stock Option shall be canceled, surrendered, or expire for any reason without having been exercised in full, or an Optionee shall be terminated, whether or not for cause, die or become disabled and such Stock Option shall be deemed under this Plan to be exercisable only as to certain increments, if any, then the Option Shares represented thereby which are not purchased or which may not be purchased because the Stock Option is not fully exercisable shall again be available for grants of Stock Options under this Plan.

6. Grants of Stock Options.

(a) Grant. Subject to the express provisions of the Plan, the Board of Directors in its sole and absolute discretion, may grant Stock Options of the Bank at the price(s) and time(s), on the terms and conditions and to such Eligible Plan Participants as it deems advisable and specifies in the respective grants, subject to the limitations and restrictions set forth in the Plan and applicable approvals. All such grants must be exercisable at the rate of at least twenty percent (20%) per year over five (5) years from the date the option is granted. An Eligible Plan Participant who has been granted an Incentive or Non-Qualified Stock Option may, if otherwise eligible, be granted additional Stock Options if the Board of Directors shall so determine.

(b) Date of Grant and Rights of Optionee. The determination of the Board of Directors to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Bank, or a right of the Eligible Plan Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Bank and the Eligible Plan Participant have executed and delivered to the other a stock option agreement (“Stock Option Agreement”) in the form then required by the Board of Directors evidencing the grant of the Stock Option, together with such other instrument or instruments as may be required by the Board of Directors pursuant to this Plan; provided, however, that the Board of Directors may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no date is fixed, then the date of grant shall be the date on which the determination was finally made by the Board of Directors to grant the Stock Option), and such date shall be set forth in the Stock Option Agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

(c) Shareholder-Employees. A Stock Option granted hereunder to an Eligible Plan Participant who is an employee of the Bank or any Subsidiary, who also owns (within the meaning of Section 424(d) of the Internal Revenue Code) at the date of the grant of the Stock

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Option more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Bank or a Subsidiary, shall not qualify as an Incentive Stock Option unless: (i) the purchase price of the Option Shares subject to said Stock Option is at least 110% of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted; and (ii) the Stock Option by its terms is not exercisable after five (5) years from the date that it is granted.

7. Stock Option Exercise Price.

The exercise price of any Option Shares shall be determined by the Board of Directors, in its sole and absolute discretion, upon the grant of a Stock Option. Except as provided in Section 6 hereof, the exercise price of any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock represented by the Option Shares on the date of grant of the related Stock Option. The exercise price of any Non-Qualified Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of such stock. As to any Stock Option granted to any individual who, immediately before the option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Bank (whether acquired upon exercise of options or otherwise), the exercise price must be at least one hundred ten percent (110%) of the Fair Market Value of the stock at the time when such Stock Option is granted.

8. Exercise of Stock Option.

(a) Exercise. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Board of Directors shall determine at the time of grant of the Stock Option; provided, however, that if an Optionee shall not in any given period exercise such part of the Stock Option which has become exercisable during that period, the Optionee’s right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related Stock Option Agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated.

(b) Notice and Payment. Stock Options granted hereunder shall be exercised by a ten (10) day written notice delivered to the Bank specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided. If payment of the exercise price is made in whole or in part by assignment of Mature Stock, the notice must be accompanied by proof, satisfactory to the Bank, that all Common Stock assigned is Mature Stock. If the Stock Option is being exercised by any person or persons other than the Optionee, the notice shall be accompanied by proof, satisfactory to counsel for the Bank, of the right of such person or persons to exercise the Stock Option. The Bank’s receipt of notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Bank shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Bank and all of the terms and provisions of the Plan and the related Stock Option agreement have been fully complied with.

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(c) Payment of Exercise Price. The exercise price of any Option Share purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash or collected funds, by assignment of Mature Stock, or any combination thereof. Payment by an Optionee as provided herein shall be made in full in cash or collected funds or by assignment of Mature Stock concurrently with the Optionee’s notification to the Bank of his intention to exercise all or part of a Stock Option. All Mature Stock must be valued at its Fair Market Value, net of any brokerage commissions, taxes, or other costs or expenses related to sale of the Mature Stock payable by the Bank.

(d) Minimum Exercise. Not less than twenty-five (25) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased under the Stock Option.

(e) Compliance with Law. No shares of Common Stock shall be issued upon exercise of any Stock Option, and an Optionee shall have no right or claim to such shares, unless and until: (i) payment in full as provided hereinabove has been received by the Bank; (ii) in the opinion of the counsel for the Bank, all applicable requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with; and (iii) if required by federal or state law or regulation, the Optionee shall have paid to the Bank the amount, if any, required to be withheld on the amount deemed to be compensation to the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Bank, in its sole discretion, to satisfy applicable income tax withholding requirements.

(f) Reorganization. Notwithstanding any provision in any Stock Option Agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon adoption by the requisite holders of the outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank to another bank or corporation which would, upon consummation, result in termination of a Stock Option in accordance with Section 16 hereof, all Stock Options previously granted may, in the discretion of the Board of Directors, become immediately exercisable as to all unexercised Option Shares for such period of time as may be determined by the Board of Directors, but in any event not less than 30 days, on the condition that the terminating event is consummated. If such terminating event is not consummated, Stock Options granted pursuant to the Plan shall be exercisable in accordance with their respective terms.

9. Nontransferability of Stock Options.

Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee.

10. Continuation of Affiliation.

Nothing contained in this Plan (or in any Stock Option Agreement) shall obligate the Bank or any Subsidiary to employ or continue to employ any Optionee or any Eligible Plan Participant for any period of time or interfere in any way with the right of the Bank or a Subsidiary to reduce or increase the Optionee’s or Eligible Plan Participant’s compensation.

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11. Cessation of Affiliation.

Except as provided in Section 12 hereof, if for any reason other than disability or death, an Optionee ceases to be employed by or affiliated with the Bank or a Subsidiary, the Stock Options granted to such Optionee shall expire not later than 30 days thereafter. During such period after cessation of affiliation, such Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Bank or the Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date. Except as provided in Section 12 hereof, if an Optionee ceases to be employed by or affiliated with the Bank or a Subsidiary by reason of disability, such Optionee’s Stock Options shall expire not later than one (1) year thereafter. During such period after cessation of affiliation, such Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee ceased to be affiliated with the Bank or the Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

12. Termination for Cause; Removal of Optionee for Cause.

If the Stock Option Agreement so provides and if an Optionee’s employment or affiliation with the Bank or a Subsidiary is terminated for cause, the Stock Options granted to such Optionee shall automatically expire and terminate in their entirety immediately upon such termination; provided, however, that the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, reinstate such Stock Options by giving written notice of such reinstatement to the Optionee. In the event of such reinstatement, the Optionee may exercise the Stock Options only to such extent, for such time, and upon such terms and conditions as if the Optionee had ceased to be employed by or affiliated with the Bank or a Subsidiary upon the date of such termination for a reason other than cause, disability or death. In the case of an employee, termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith and, in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive. In the case of an Optionee who is a Director, termination for cause shall include removal pursuant to the exercise of regulatory authority by the Office of the Comptroller of the Currency, Federal Reserve Board or other bank supervisory agency.

13. Death of Optionee.

If an Optionee dies while employed by or affiliated with the Bank or a Subsidiary or during the thirty (30) day period referred to in Section 11 hereof or the one (1) year period referred to in Section 14 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date of such death, whichever is earlier. After such death, but before such expiration, subject to the terms and provisions of the Plan and the related Stock Option Agreements, the person or

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persons to whom such Optionee’s rights under the Stock Options shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee’s estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee died.

14. Disability of Optionee.

If an Optionee is disabled while employed by or affiliated with the Bank or a Subsidiary or during the thirty day period referred to in Section 11 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date such disability occurred, whichever is earlier. After such disability occurs, but before such expiration, the Optionee or the guardian or conservator of the Optionee’s estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by or affiliated with the Bank or a Subsidiary as a result of the disability. An Optionee shall be deemed to be “disabled” if it shall appear to the Board of Directors, upon written certification delivered to the Bank of a qualified licensed physician, that the Optionee has become disabled within the meaning of Section 442(c)(6) of the Internal Revenue Code.

15. Adjustment Upon Changes in Capitalization.

If the outstanding shares of Common Stock of the Bank are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities of the Bank, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Bank, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Adjustments under this Section shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.

16. Terminating Events.

Not less than 30 days prior to dissolution or liquidation of the Bank, or upon consummation of a plan of reorganization, merger or consolidation of the Bank with one or more banks or corporations, as a result of which the Bank is not the surviving entity, or upon the sale of all or substantially all of the assets of the Bank to another bank or corporation, or in the event of any other transaction involving the Bank where there is a change in ownership of at least twenty-five percent (25%), except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation (a “Terminating

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Event”), the Board of Directors shall notify each Optionee of the pendency of the Terminating Event. Upon delivery of said notice, any Option granted prior to the Terminating Event shall be, notwithstanding the provisions of Section 8 hereof, exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan. Upon the date thirty (30) days after delivery of said notice, any Option or portion thereof not exercised shall terminate, and upon the effective date of the Terminating Event, the Plan and any options granted thereunder shall terminate, unless provision is made in connection with the Terminating Event for assumption of Options or new options covering stock of a successor employer bank or corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to number and kind of shares and prices. All Stock Options theretofore granted under the Plan shall become immediately exercisable, unless provision is made in connection with such transaction for assumption of Stock Options theretofore granted, or substitution for such Stock Options with new stock options covering stock of a successor employer bank or corporation, or a parent or subsidiary corporation thereof, with appropriate adjustments as to the number and kind of shares and prices.

17. Amendment and Termination.

The Board of Directors of the Bank may at any time and from time to time suspend, amend or terminate the Plan and may, with the consent of an Optionee, make such modifications of the terms and conditions of that Optionee’s Stock Option as it shall deem advisable; provided that, except as permitted under the provisions of Section 15 hereof, no amendment or modification may be adopted without the Bank having first obtained the approval of the holders of a majority of the Bank’s outstanding shares of Common Stock entitled to vote at a duly held meeting of shareholders of the Bank if the amendment or modification would:

(a) Materially increase the number of securities which may be issued under the Plan or increase the maximum number of shares which may be purchased pursuant to Options granted under the Plan, either in the aggregate or by an individual;

(b) Materially modify the requirements as to eligibility for participation in the Plan;

(c) Increase or decrease the exercise price of any Stock Option granted under the Plan;

(d) Increase the maximum term of Stock Options provided herein;

(e) Permit Stock Options to be granted to any person who is not an Eligible Plan Participant;

(f) Change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the Internal Revenue laws then applicable of any Stock Option granted as an Incentive Stock Option under the Plan; or

(g) Materially increase benefits to any key employee who is subject to the restrictions of Section 16 of the Securities Exchange Act of 1934.

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Such amendment or modification shall be deemed adopted as of the date of the action of the Board of Directors effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve (12) months before or after the effective date by shareholders of the Bank holding not less than a majority of the voting power of the Bank; provided, however, the Board of Directors may amend the Plan in total without shareholder approval if the Plan has not yet been approved by the shareholders.

Notwithstanding the above, the Board of Directors may grant to an Optionee, if such Optionee is otherwise eligible, additional Stock Options or, with the consent of the Optionee, grant a new Stock Option in lieu of an outstanding Option for a number of shares, at a purchase price and for a term which in any respect is greater or less than that of the earlier Stock Option, subject to the limitations of Sections 7 and 23 hereof.

No Stock Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not (except as otherwise provided in Section 15 hereof), without the consent of the Optionee, alter or impair any rights or obligations under the Stock Option thereto granted.

18. Rights of Eligible Participants and Optionees.

No Eligible Plan Participant, Optionee or other person shall have any claim or right to be granted a Stock Option under this Plan, and neither this Plan nor any action taken hereunder shall be deemed to give or be construed as giving any Eligible Plan Participant, Optionee or other person any right to be retained in the employ of the Bank or any Subsidiary. Without limiting the generality of the foregoing, no person shall have any rights as a result of his or her classification as an Eligible Plan Participant or Optionee, such classification being made solely to describe, define and limit those persons who are eligible for consideration for privileges under the Plan.

19. Privileges of Stock Ownership; Regulatory Law Compliance; Notice of Sale.

No Optionee shall be entitled to the privileges of stock ownership as to any Option Share not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of the securities exchanges upon which securities of the Bank are listed (if any) shall have been fully complied with. The Optionee shall, not more than five (5) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options, give the Bank notice in writing of such sale or other disposition. In the event that the Optionee disposes of any Common Stock acquired by the exercise of an Incentive Stock Option within the two-year period following grant of the Stock Option, or within the one-year period following exercise of the Stock Option, the Bank shall have the right to require the Optionee to remit to the Bank an amount sufficient to satisfy all federal, state and local withholding tax requirements as a condition to registration of the transfer of such Common Stock on the Bank’s books.

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20. Effective Date of Plan.

(a) The Plan shall become effective on the date it is approved by the shareholders of the Bank.

(b) Any amendment to the Plan shall become effective when adopted by the Board unless specified otherwise, but no Option granted under any increase in shares authorized to be issued under this Plan shall be exercisable until the increase is approved in the manner prescribed in Section 17 of this Plan.

21. Termination.

Unless previously terminated as aforesaid, the Plan shall terminate ten (10) years from the earliest date of: (i) adoption of the Plan by the Board of Directors of the Bank; or (ii) approval of the Plan by holders of at least two-thirds of the outstanding shares of Common Stock as provided in Section 20 of this Plan. No Stock Options shall be granted under the Plan thereafter, but such termination shall not affect any Stock Options theretofore granted.

22. Option Agreement.

Each Stock Option granted under the Plan shall be evidenced by a written Stock Option Agreement executed by the Bank and the Optionee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Board of Directors and are not inconsistent with this Plan.

23. Stock Option Period.

Each Stock Option and all rights and obligations thereunder shall expire on such date as the Board of Directors may determine, but not later than ten (10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in this Plan.

24. Exculpation and Indemnification of Board of Directors.

In addition to such other rights of indemnification which they may have as officers and/or directors of the Bank, indemnification of the present, former and future members of the Board of Directors, and each of them, with regard to the administration of this Plan, shall be equivalent to the applicable indemnification approved for the Board of Directors by the shareholders (if required).

25. Notices.

All notices and demands of any kind which the Board of Directors, any Optionee, Eligible Plan Participant, or other person may be required or desires to give under the terms of this Plan shall be in writing. Delivery by mail shall be deemed made at the expiration of the third day after the day of mailing, except for notice of the exercise of a Stock Option and payment of the Stock Option exercise price, both of which must be actually received by the Bank.

12 – AMENDED AND RESTATED COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN – APPENDIX B (BANK OF ASTORIA)

26. Limitations on Obligations of the Bank.

All obligations of the Bank arising under or as a result of this Plan or Stock Options granted hereunder shall constitute general unsecured obligations of the Bank, and shall not constitute obligations of the Board of Directors, any member thereof, any officer of the Bank, or any other person or any Subsidiary, and none of the foregoing, except the Bank, shall be liable for any debt, obligation, cost or expense hereunder.

27. Limitation of Rights.

The Board of Directors, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Plan Participant under this Plan, and which, if any, Eligible Plan Participant shall receive any grant of Stock Option. No oral or written agreement by any person on behalf of the Bank relating to this Plan or any Stock Option granted hereunder is authorized, and such may not bind the Bank or the Board of Directors to grant any Stock Option to any person.

28. Severability.

If any provision of this Plan as applied to any person or to any circumstances shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstances, or the validity of enforceability hereof.

29. Successors.

This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Bank and Optionees.

30. Governing Law.

The validity, construction, interpretation, administration and effect of this Plan and any rates, regulations and action relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Oregon.

Dated:                    , 2004

BANK OF ASTORIA

By:
Title:

13 – AMENDED AND RESTATED COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN – APPENDIX B (BANK OF ASTORIA)